FORD AND COOPER-STANDARD AGREE TO MOU FOR
AUTOMOTIVE COMPONENTS HOLDINGS’ EL JARUDO PLANT

DEARBORN, Mich., Dec. 18, 2006 — Ford Motor Company and Cooper-Standard Automotive today announced a Memorandum of Understanding (MOU) for Cooper-Standard’s purchase of the Automotive Components Holdings’ fuel rail manufacturing operations at its El Jarudo, Mexico, plant.

The El Jarudo Plant is a North American maquiladora plant and producer of automotive fuel rails. The plant employs about 500 people. It is part of Automotive Components Holdings, a Ford-managed temporary company formed in October 2005.

‘‘The acquisition of this facility will be a key step in expanding our ability to provide a broad array of fluid subsystems and modules in North America,’’ said Jim McElya, CEO, Cooper-Standard Automotive. ‘‘The ACH facility has excellent quality levels and will be a strong addition to our manufacturing footprint.’’

‘‘This transaction provides the ability to expand our product offering with fuel rails. The layout of the facility gives us the opportunity to optimize our manufacturing in North America, and further enhance our competitive position,’’ said Larry Beard, president, Fluid Systems, Cooper-Standard Automotive.

‘‘This MOU represents more progress as our North American Way Forward plan moves into high gear,’’ said Mark Fields, president of The Americas and Ford executive vice president. ‘‘This is another positive sign of progress toward our commitment to sell selected operations by the end of 2008.’’

‘‘I am delighted to be announcing our second MOU this month,’’ said Al Ver, CEO and COO, Automotive Components Holdings, and Ford vice president. ‘‘Cooper-Standard has a strong focus on the business and the people.’’

Automotive Components Holdings produces automotive and architectural glass, and automotive interior, climate, chassis and powertrain components at 10 plants in the U.S. and three in Mexico.

Cooper-Standard Automotive Inc., headquartered in Novi, Mich., is a leading global automotive supplier specializing in the manufacture and marketing of systems and components for the automotive industry. Products include body sealing systems, fluid handling systems, and NVH control systems. Cooper-Standard Automotive employs more than 16,000 people across 61 facilities in 14 countries.Cooper-Standard Automotive is a privately held portfolio company of The Cypress Group and Goldman Sachs Capital Partners Funds.

Ford Motor Company, a global automotive industry leader based in Dearborn, Mich., manufactures or distributes automobiles in 200 markets across six continents. With about 300,000 employees and more than 100 plants worldwide, the company’s core and affiliated automotive brands include Aston Martin, Ford, Jaguar, Land Rover, Lincoln, Mazda, Mercury and Volvo. Its automotive-related services include Ford Motor Credit Company. For more information regarding Ford’s products, please visit www.fordvehicles.com.